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                             Wilmer, Cutler & Pickering
                                  2445 M Street, NW
                             Washington, D.C. 20037-1420



                                                                     EXHIBIT 8.1





                                 June 20, 1994





Empire Gas Corporation
1700 S. Jefferson
Lebanon, Missouri 65536

Ladies and Gentlemen:

          You have requested our opinion with respect to certain United States Federal income tax issues relating to the issuance of Senior Secured Notes and Warrants as more fully described in the Registration Statement of Empire Gas Corporation ("the Company") filed under the Securities Act of 1933 with the Securities and Exchange Commission on April 29, 1994, as amended through the date hereof (the "Registration Statement"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Registration Statement.


          In rendering this opinion we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the Registration Statement and the Form of Proposed Indenture between the Company and Shawmut Bank Connecticut, National Association, Trustee, relating to the Senior Secured
Notes due 2004 (the "Proposed Indenture"). In such examination, we have assumed that the Proposed Indenture will be executed substantially in the form we have reviewed. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals of any copies. Further, this opinion is based on a representation of the Company made to us in a letter dated June 20, 1994 that the factual statements in the Registration Statement are true and correct as of that date. We are not aware of any facts or circumstances contrary to or inconsistent with such representation.


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          This  opinion is based in part on our opinion dated June 20, 1994 addressed to the Company that the Senior Secured Notes have been duly authorized by the Company and that when executed, delivered and paid for as contemplated in the Registration Statement, the Indenture and the Underwriting Agreement, the Senior Secured Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the exceptions noted in such opinion.


          Based on the foregoing, we are of the opinion that the material Federal income tax consequences of an investment in Units are as described in the Registration Statement under the heading "Certain Federal Income Tax Considerations."

          We are further of the opinion that the Senior Secured Notes will be treated as indebtedness for Federal income tax purposes.

          The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), of Treasury Regulations thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. This opinion is effective as of the date hereof. We undertake no obligation to update or supplement this letter to reflect any changes in laws that may occur.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Certain Federal Income Tax Considerations."

                              Sincerely yours,



                              Wilmer, Cutler & Pickering

                              By:   /s/ William J. Wilkins
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                                     William J. Wilkins
                                        A Partner